Exhibit 10.1

Form of Contribution and Exchange Agreement

Dated [_____] 2022

[_____]

(the Contributor)

Moolec Science SA

(the Issuer)

Moolec Science Limited

(the Company)

Ref: L-311287

This agreement (including all schedules, the “Agreement”) is made on [_____] 2022 by and among:

(1)	[_____], a [_____] company, with registered office at [_____], registered with [_____] under number [_____];

(the “Contributor”);

(2)	Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 17, Boulevard F.W. Raiffeisen, L 2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440;

(the “Issuer”); and

(3)	Moolec Science Limited, a private limited company incorporated under the laws of England and Wales, with its registered office at Innovation Centre, Gallows Hill, Warwick, England, CV34 6UW, registered with the Companies House under number 12828514;

(the “Company”).

The Contributor, the Issuer and the Company are collectively referred to as the “Parties” and individually as a “Party”.

Whereas:

(A)	The Contributor holds ordinary shares in the share capital of the Company (the “Contributed Shares”) as indicated in the table annexed as Schedule 1 to this Agreement.

(B)	On the terms of a business combination agreement dated as of the date of this Agreement and entered into by and between, inter alios, the Company and the Issuer (the “BCA”), a copy of which is attached as Schedule 2 to this Agreement, it is proposed that all the shareholders of the Company holding ordinary shares of the Company’s issued share capital (the “Company Shareholders”) contribute all of their ordinary shares in kind to the Issuer in exchange for new ordinary shares, to be issued by the Issuer (the “Exchange”).

(C)	The Contributor has agreed, subject to the Conditions (as defined in section 2 of this Agreement), to contribute the Contributed Shares to the Issuer against new ordinary shares to be issued by the Issuer in the numbers as set out in Schedule 3 and having the rights, terms and features set out in the articles of association of the Issuer, as agreed under the BCA (the “Issued Shares”), with effect on the Exchange Effective Time (as such term is defined in the BCA) (the “Exchange Effective Time”).

(D)	The Contributor has agreed to pay for the Issued Shares by way of a contribution in kind which consists of the Contributed Shares (the “Contribution”). The Contribution includes all the rights, commitments and obligations, known or unknown, which can or could be attached to the Contributed Shares in any manner whatsoever.

It is agreed as follows:

1	Consent

The Contributor agrees to consent (“Contributor Consent”) to the Exchange and all the transactions contemplated under the BCA and the Transaction Documents (as defined in the BCA) to which the Contributor is a party, provided that (i) such Contributor Consent shall be expressly conditioned upon this Agreement and each Transaction Document to which Contributor is or will be a party being performed in accordance with the terms of such agreements, and to the extent the transactions contemplated by any such agreement referenced in this (i) is not performed in accordance with such agreement, the Contributor Consent shall automatically terminate, without further action of the Parties, and shall become null and void; (ii) the BCA and each of the other Transaction Documents not referenced in (i) above being performed in all material respects in accordance with the terms of such agreements and, to the extent the transactions contemplated by any such agreement referenced in this (ii) is not performed in all material respects in accordance with such agreement, the Contributor Consent shall automatically terminate, without further action of the Parties, and shall become null and void; (iii) the Parties will obtain Contributor’s prior written consent before effecting any proposed amendment, waiver or similar change to the BCA or any other Transaction Document that would reasonably be expected to adversely impact in any material respects the rights of the Contributor (it being understood that such consent shall be required in connection with any proposed change to the economic provisions and terms of such agreements that would adversely impact the Contributor or to the Outside Date (as defined in the BCA) and, to the extent such consent is not obtained, the Contributor Consent shall automatically terminate, without further action of the Parties, and shall become null and void, and (iv) to the extent the BCA is terminated for any reason or the transactions contemplated by the BCA are not consummated, the Contributor Consent shall automatically terminate, without further action of the Parties, and shall become null and void. The Contributor further consents, subject to the conditions set forth in this Section 1, to the contribution and exchange agreements entered into as of the date hereof by and among each of the other Company Shareholders, the Company and the Issuer, and the transactions contemplated thereby (the “Other Exchanges”) and agrees to execute and deliver (or cause to be executed and delivered) any consents required to be delivered to the Companies House together with the filing of the notification of the share transfers taking place in connection with the Other Exchanges.

2	Conditions to the Contribution and Issuance of the Issued Shares

2.1	The obligations of the Parties under clauses 3 and 4 of this Agreement are subject to the satisfaction or waiver (where permissible) of the conditions set forth in Sections 9.01 and 9.03 of the BCA, including, without limitation, the prior issuance by a Luxembourg independent auditor (réviseur d’entreprises) engaged by the Issuer, at or before the Exchange Effective Time, of a report on the contributions in kind relating the Exchange prepared in accordance with article 420-10 juncto article 420-23 (6) of the Luxembourg law on commercial companies dated 10 August 1915, as amended (the “Companies Law”) and in which it will be stated that the values arrived at by the application of the methods of valuation used to value all the shares of the Company to be contributed to the Issuer in the Exchange correspond at least to the number and nominal value and the share premium of the shares to be issued by the Issuer in consideration thereof (the “Conditions”).The Parties acknowledge that the Exchange shall occur on the Exchange Effective Time for all Company Shareholders simultaneously and the Issuer endeavours and commits on a reasonable best efforts basis to have the Conditions fulfilled to allow for the Contribution to occur as soon as possible on the Closing Date (as defined in the BCA).

2.2	The Contributor hereby unconditionally and unequivocally waives, for all purposes and effects of law, all and any pre-emption rights which the Contributor may be entitled to under the Company’s memorandum and articles of association or under any applicable law or agreement, in connection with the proposed contribution in kind to the Issuer by the other shareholders of the Company of all their shares held in the issued share capital of the Company to occur simultaneously with the Exchange.

3	Contribution and Issuance of Issued Shares

3.1	On the Exchange Effective Time and subject to the satisfaction or waiver (where permissible) of the Conditions:

(i)	the Contribution shall be contributed to the Issuer (and recorded as share capital and share premium);

(ii)	the Contribution shall be contributed in full and complete satisfaction of the issue and allotment to the Contributor of the Issued Shares by the Issuer;

(iii)	the Issued Shares shall be issued by the Issuer and allotted to the Contributor;

(iv)	the Issued Shares shall be issued and allotted in full and complete satisfaction of the Contribution;

(v)	the Issued Shares shall be issued and allotted to the Contributor as fully paid shares; and

(vi)	the Issuer shall register the Issued Shares in the name of the Contributor in the Issuer’s share register as at the date of issue being the Exchange Effective Time.

3.2	The Contributor represents and warrants (i) that it is the sole lawful owner of the Contributed Shares and that, as of the Exchange Effective Time, the Contributor will be the only person entitled to and having power to dispose of the Contributed Shares, (ii) that the Contributed Shares are free of any lien, encumbrance, pre-emption rights or other similar rights, other than those rights that will have been duly waived prior to the Exchange Effective Time and, at the time of the Exchange Effective Time, will be freely transferable and/or assignable to the Issuer and not subject to any third party rights or other rights attached to the Contributed Shares by virtue of which any person may be entitled to demand that the Contributed Shares be transferred to him, and (iii) that any and all necessary consents for transfer that may be required under (a) any shareholder agreement existing between the Contributor and any other shareholders of the Company, (b) articles of association of the Company or (c) the laws of any applicable jurisdiction will have been complied with or waived (where permissible) prior to the Exchange Effective Time.

3.3	The Contributor represents and warrants that the Contribution will not:

3.3.1	conflict with or violate its organizational or governance documents; or

3.3.2	conflict with or violate any Law (as defined in the BCA) applicable to the Contributor.

3.4	The Contributor represents and warrants that there is no Action (as defined in the BCA) pending or threatened in writing against the Contributor or any property or asset of the Contributor that would prevent, materially delay or materially impede the performance by the Contributor of its obligations under this Agreement.

3.5	The Contributor represents and warrants (i) that it has been provided with copies of all the Transaction Documents, including the contribution and exchange agreements entered into as of the date hereof by and among each other Company Shareholder, the Company and the Issuer and all other information that the Contributor has requested in connection with its review and investigation of the Transactions (as defined in the BCA) and (ii) that it approves of and agrees with the calculations set forth in each other Transaction Documents as of the date hereof.

3.6	The Contributor agrees, notwithstanding any rights or privileges the Contributor may have regarding the ability to Transfer (as defined below) any of the Contributed Shares pursuant to applicable Law (as defined in the BCA), the Company Organizational Documents (as defined in the BCA), or the Company Shareholders’ Agreements (as defined in the BCA), not to Transfer any of the Contributed Shares before the earlier of (i) one year from the date hereof and (ii) the implementation of the Exchange or termination of this Agreement in accordance with its terms. A Transfer or attempted Transfer of any Contributed Shares in breach of this clause 3.6 shall be null and void and have no effect towards the Company, and the Company shall refuse to record in the share register of the Company any Transfer or other transaction made on such Contributed Shares and to recognize in that case any right to third parties in or against the Company. For purposes of this clause 3.6, the “Transfer” of any Contributed Share shall mean the transfer of either or both of the legal and beneficial ownership in such Contributed Share, and/or the grant of an option or right to acquire either or both of the legal and beneficial ownership in such Contributed Share, and shall include: (i) any direction (by way of renunciation or otherwise) by a person entitled to an allotment or issue of any Contributed Share, that such Contributed Share be allotted or issued to some other person; (ii) any sale or other disposition of any legal or equitable interest in a Contributed Share (including any attached voting right) and whether or not by the registered holder thereof and whether or not for consideration or otherwise and whether or not effected by an instrument in writing; (iii) any grant or creation of a Lien (as defined in the BCA) over any Contributed Share; and (iv) any agreement, whether or not subject to any conditions, to do any of the foregoing.

3.7	The Issuer represents and warrants that the Issued Shares issued to Contributor shall be validly issued in accordance with the Companies Law and the articles of association of the Issuer, free any lien, encumbrance, pre-emption rights or other similar rights, other than those rights under the applicable organizational or governance documents of Issuer or that will have been duly waived prior to the Exchange Effective Time.

3.8	The Issuer represents and warrants that the issuance of the Issued Shares to Contributor will not:

3.8.1	conflict with or violate its organizational or governance documents; or

3.8.2	conflict with or violate any Law (as defined in the BCA) applicable to the Issuer.

3.9	Each of the Company and Issuer represents and warrants that there is no Action (as defined in the BCA) pending or threatened in writing against such Party or any property or asset of such Party that would prevent, materially delay or materially impede the performance by such Party of its obligations under this Agreement.

3.10	Each of the Company and Issuer represents and warrants, as applicable, that it has provided to the Contributor (i) all values used in the calculation of the number of Issued Shares to be issued to Contributor, including all values set out in Schedule 3 and (ii) the opportunity to (a) consult with such Party regarding such values, and (b) propose such reasonable changes or alterations to such values (or to the calculation of such values) for such Party to approve, such approval not to be unreasonably withheld.

3.11	The Issuer undertakes to enact the notarial deed confirming the share capital increase of the Issuer (acte de constat d’augmentation de capital) by way of contribution in kind of the Contributed Shares within one month after the subscription of the Issued Shares by the Contributor, in accordance with article 420-23 of the Companies Law.

4	Power of attorney and commitments

4.1	Subject to the rights of the Contributor set forth in sections 1 and 5, the Contributor hereby instructs, authorises and empowers any director of the Issuer or any director of the Company, or any lawyer or employee at Linklaters LLP or JTC Group, each of them acting individually and with full power of substitution, as the Contributor’s true and lawful agent and attorney-in-fact to, provided that, in any case and for the avoidance of doubt, not in a way that would reasonably be expected to negatively impact the rights of the Contributor:

4.1.1	subscribe for the Issued Shares in exchange for the Contribution in the name and on behalf of the Contributor, in full compliance with the terms of this Agreement and without prejudice to the Contributor’s rights set forth in sections 4.4 and 4.5 below;

4.1.2	register, in the name and on their behalf, the transfer of the Contribution in the share register of the Company and the issuance of the Issued Shares in the share register of the Issuer, and perform any and all publication, filing or registration formalities that may be necessary in relation with the Contribution and issuance of the Issued Shares;

4.1.3	subject to the rights of the Contributor set forth in sections 4.4 and 4.5, determine, in accordance with Schedule 3 hereof and the other Transaction Documents (as defined in the BCA), the final value of the Contribution, the amount of Issued Shares and the final amount of share premium of the Issuer to be recorded in the accounts of the Issuer as a result of the Exchange.

4.2	Each Party hereby commits to use its reasonable efforts to:

4.2.1	take all actions and do such things that are reasonably necessary to be taken by such Party to facilitate and effect the Exchange, the Exchange Issuance (as defined under the BCA), the Merger Issuance (as defined under the BCA), the Merger (as defined under the BCA), the restatement of the articles of association of the Company, the amendment and restatement of the articles of association of the Issuer, and any other transaction contemplated under the BCA (the “BCA Transactions”);

4.2.2	as applicable, attend or have a suitable proxy attend, any meeting or any adjourned meeting of the general meeting of shareholders of the Company convened for the purpose of implementing any of the BCA Transactions, waive any convening formalities, vote in the name and on behalf of the Contributor on any resolution submitted to said meeting, sign any documents, shareholder proxy, written consent or resolutions, delegate under his own responsibility the present proxy to another representative and, in general, do whatever seems appropriate or useful in connection with the said meeting; and

4.2.3	take such actions and do such things that are reasonably required of such Party to agree or amend the form, terms and conditions of, to certify any and all documents as certified true copies and to make, sign, execute and do, and all such deeds, instruments, share registers, agreements, applications, forms, declarations, confirmations, notices, acknowledgements, letters, certificates, minutes, powers-of-attorney, general assignments, and any other documents relating to and required or desirable to implement the BCA Transactions by such Party promising ratification.

4.3	The Contributor hereby commits to provide the Issuer and/or Company, promptly upon reasonable request from the Issuer and/or Company, as applicable, all documents and information which are reasonably required for the purpose of complying with applicable anti-money laundering laws and regulations (including without limitation the Luxembourg law of 12 November 2004 on the fight against money laundering and the financing of terrorism as amended) in the context of the implementation of the BCA Transactions or that would be required from a notary residing in the Grand Duchy of Luxembourg for the same purposes.

4.4	Each of the Issuer and the Company hereby commits, as applicable, to (i) review and consult with the Contributor on all constituent values and calculations relevant to the economic benefit to be received by the Contributor in connection with the consummation of this Agreement and the BCA Transactions and not otherwise provided to the Contributor as of the date hereof, including all values set out on Schedule 3 (the “Issued Shares Calculations”); (ii) provide the Contributor with a copy of such Issued Shares Calculations within two (2) calendar days of the determination of such Issued Shares Calculations, but in any event, not later than ten (10) calendar days prior to the Closing (as such term is defined in the BCA); and (iii) allow the Contributor to propose changes or alterations to the Issued Shares Calculations subject to the approval of the Issuer and/or the Company, as applicable, for such Party to approve, such approval not to be unreasonably withheld.

4.5	Each of the Issuer and the Company hereby commits, as applicable, to provide to the Contributor as soon as available and in event prior to Closing: (i) a draft of any Holdco Requisite Approvals (as defined in the BCA), relevant for the consummation of this Agreement, and (ii) the Exchange Auditor Report (as defined in the BCA) on the contributions in kind relating to the Exchange Issuance (as defined in the BCA); it being understood that in relation to the matters set forth in point (i) above, the Contributor may propose changes or alterations subject to the approval of the Issuer and/or the Company, as applicable, for such Party to approve, such approval not to be unreasonably withheld.

5	Release

5.1	For and in consideration of the consideration to be received by the Contributor in the Exchange and the benefits to the Contributor of entering into this Agreement and the Company entering into the BCA, from and after the Exchange Effective Time, the Contributor hereby releases, acquits and forever discharges the Issuer, the Company, their respective affiliates and their respective present, former and future officers, directors, attorneys, agents, representatives, trustees, and employees and each of their respective heirs, executors, administrators, successors and assigns (each a “Released Party”), of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity (each a “Claim”), which the Contributor or its heirs, executors, administrators, successors or assigns (each a “Releasor Party”) ever had, now has, or hereafter may have or shall have against any Released Party arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Exchange Effective Time. In executing this release, each Releasor Party acknowledges and intends that it shall be effective as a bar to each and every one of the Claims.

(i)	Notwithstanding the foregoing, each Releasor Party retains, and does not release, his, her or its rights and interests (i) under the terms of this Agreement or the Transaction Documents (as defined in the BCA) and (ii) with respect to any Releasor Party that is an employee or director of the Company, (x) for any compensation or benefit for services rendered to the Company that remain unpaid or unawarded, (y) for any rights under any agreement entered into with the Company in connection with such Releasor Party’s employment with the Company or (z) for any rights to indemnification or advancement of expenses that such Releasor Party has under the terms of any of the Company Organizational Documents.

(ii)	Each Releasor Party expressly consents that this release shall be given full force and effect as of the Exchange Effective Time according to each and all of its express terms and provisions, including those relating to existing or future unknown and unsuspected Claims, notwithstanding any Law that expressly limits the effectiveness of a release of future, unknown, unsuspected or unanticipated claims, the benefit of any such Law being hereby expressly waived by the Contributor.

(iii)	Each Releasor Party acknowledges that after the Exchange Effective Time it may hereafter discover facts different from or in addition to those now known or believed to be true, and it expressly agrees to assume the risk of the possible discovery of additional or different facts. Each Releasor Party also agrees that this release shall be and remain effective in all respects regardless of such additional or different facts or the discovery thereof. Each Releasor Party understands that he or she has the right to consult with counsel and has had a reasonable opportunity to do so to further comprehend this release.

5.2	The Contributor hereby commits to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further other documents, acts, instruments, and assurances as may reasonably be required or necessary to give effect to the release under clause 5.1, as the case may be, and to reiterate any such release, when requested by a Released Party.

6	Restrictive covenants

(a)	The Contributor acknowledges that it may be in possession of non-public, confidential or proprietary documents, information and knowledge concerning the Issuer, the Company, the Company Subsidiaries (as defined in the BCA) and their respective businesses (such information, the “Confidential Information”) and hereby agrees to keep all Confidential Information confidential (except for disclosures required by law or required to be made to regulatory authorities).

(b)	The Contributor hereby agrees that it shall not directly or indirectly, make any derogatory or disparaging statement or communication regarding the Issuer, the Company or its affiliates or employees. The foregoing shall not be violated by exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response any legal process or required governmental testimony or filings.

(c)	The covenants and undertakings contained in this Section 6 relate to matters that are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6 would cause irreparable injury to the Issuer, the Company and the Company Subsidiaries (as defined in the BCA), the amount of which will be impossible to estimate or determine and that cannot be adequately compensated through monetary damages. Accordingly, the aggrieved party shall be entitled to all equity remedies in addition to any other remedy available to such party.

(d)	The Contributor acknowledges that the restrictions in this Section 6 constitute a material inducement to the Issuer and the Company to enter into this Agreement and consummate the Transaction, are reasonable in scope and are adequately supported by consideration to be received by the Company Shareholder in connection with the BCA Transactions. The Issuer and the Company have a reasonable, necessary and legitimate business interest in protecting the assets and relationships and the foregoing covenants are reasonable and necessary to protect these legitimate business interests.

(e)	If any court of competent jurisdiction in a final non appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6 is unreasonable, then a lesser time period, geographical area, business limitation or other relevant feature that is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

(f)	The covenants contained in this and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7	Termination

This Agreement shall automatically terminate upon termination of the BCA in accordance with its terms. Without limiting the preceding sentence, termination of the BCA shall be confirmed and notified in accordance with section 8 hereof by the Company to the Issuer and Contributor at the latest five (5) calendar days following such termination. In addition, the Contributor shall have the right to terminate this Agreement if the Transactions (as defined in the BCA) have not been consummated by the Outside Date (as defined in the BCA) by providing written notice to the other Parties; provided, however, that this Agreement may not be terminated by or on behalf of any Party that either directly or indirectly is in breach or violation of any representation, warranty, covenant, agreement or obligations contained herein and such breach of violation is the principal reason giving rise to such Party’s right to terminate this Agreement.

8	Notices

All notices, requests, permissions, waivers and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of a company, the signature shall be by an officer thereof) and delivered to the relevant address or email address (as applicable) as the relevant Party may have notified the other in writing, by:

(i)	hand;

(ii)	deposited in the mail (registered, return receipt requested), properly addressed and postage prepaid; or

(iii)	email.

9	Entire Agreement – Amendments

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements with respect hereto and may be amended only by a written instrument executed by the parties or their respective successors or assigns. The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10	Invalidity

If any of the provisions of this Agreement is held invalid or unenforceable, and unless the invalidity or unenforceability thereof does substantial violence to the underlying intent and sense of the remainder of this Agreement, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of this Agreement except the invalidated or unenforceable provision. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

11	Counterparts and Signatures

This Agreement may be executed in one or more counterparts. A set of counterparts, containing the signatures of all the Parties hereto, shall between them constitute one single agreement.

Each Party shall receive and keep a copy of the original in due evidence of this Agreement, the original being kept with the Issuer.

12	Governing Law and Jurisdiction

Except for any provisions concerning the transfer of the Contributed Shares of the Company to the Issuer, this Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The transfer of the Contributed Shares of the Company or any other related shares or securities created under the laws of England and Wales shall be governed by the laws of England and Wales.

The Parties irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

This Agreement has been entered into the day and year first above written.

[signature page follows]

SIGNATURE PAGE

Moolec Science SA

By:
Title:

Moolec Science Limited

By:
Title:

[_____]
By:
Title:

Schedule 1 – Contributed Shares

Contributor	Contributed Shares
[_____]	[_____] ordinary shares in Moolec Science Limited

Schedule 2 – Business Combination Agreement

[attached]

Schedule 3 – Issued Shares

[attached]